Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and of our report dated April 28, 2011 (except for paragraph three of Note 12, as to which the date is July 14, 2011) relating to the consolidated financial statements of Skullcandy, Inc., included in the Registration Statement (Form S-1 No. 333-171923) and related Prospectus of Skullcandy, Inc. for the registration of 1,094,648 shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, Utah

July 19, 2011